EXHIBIT 99.1


[LOGO OF TII NETWORK TECHNOLOGIES]

CONTACTS:
Kenneth A. Paladino, CFO                    Van Negris / Lexi Terrero
TII Network Technologies, Inc.              Van Negris & Company, Inc.
(631) 789-5000                                       (212) 759-0290


FOR IMMEDIATE RELEASE

       TII NETWORK TECHNOLOGIES REPORTS FISCAL 2006 FIRST QUARTER RESULTS;

SEQUENTIAL SALES AND EARNINGS IMPROVEMENT

COPIAGUE, NY - NOVEMBER 9, 2005 - TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the first quarter of fiscal 2006 ended September 30, 2005.

Net sales for the first quarter of fiscal 2006 were $11.0 million compared to $7.0 million for the comparative prior year period, an increase of approximately $4.1 million or 58.7%. The sharp increase was primarily due to the occurrence of two specific events during the quarter: the receiving of initial stocking orders for the expanded general supply agreement with the Company's largest customer and the benefit of having one additional week to ship product as a result of a fourteen week quarter compared to the typical thirteen weeks. In addition to these events, the Company also benefited from increased shipments to existing and new customers of recently introduced products, including DSL and VoIP products, increased demand from the expanded general supply agreement discussed above, and the ordering of product by certain customers in anticipation of its need due to damage from the recent hurricanes. The increase in sales was partially offset by the continuing reduction in the number of telephone access lines being deployed due to competing technologies.

Gross profit for the first quarter of fiscal 2006 was $3.8 million compared to $2.1 million for the comparable prior year period, an increase of $1.6 million or 76.8%, and gross profit margins for those quarters increased to 34.2% from 30.7%, respectively. The higher gross profit levels and margin are primarily due to the higher sales levels.

Net earnings for the first quarter of fiscal 2006 were $1.5 million or $0.12 per diluted share, compared to net earnings of $597,000 or $0.05 per diluted share in the year ago quarter.

Timothy J. Roach, President and Chief Executive Officer, stated: "Our strong fiscal 2006 first quarter results reflect both a confirmation of our strategic focus and several events occurring during the same quarter, as discussed above. While we do not expect sales to continue at this level for the balance of the fiscal year, we are pleased with the sales of the DSL and VoIP products and are confident of the Company's continued strong performance during fiscal 2006.

"One of our successful strategic focuses over the last fiscal year has been our development and introduction of products into the emerging market areas of Telcos and MSOs (multi system operators). We are particularly pleased with the acceptance of these products and expect them to continue their strong performance during the fiscal year. A second strategic objective is to diversify and expand our products beyond our historic focus. In October of 2006, we made additional investments related to our new multi-service residential gateway system. We believe the market for this product line is strong, particularly with our current Telco and MSO customer base. As a result, we plan to significantly increase our R&D and marketing expenditures related to this product line in order to complete its development and late fiscal 2006 market introduction.

                                   -- more --


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


TII NETWORK TECHNOLOGIES, INC.
November 9, 2005
Page Two

"Looking ahead to the rest of fiscal 2006, we will continue to leverage our primary competitive advantage of providing the highest-quality products, with cost-effective performance and innovative features that meet changing market needs."

ABOUT TII NETWORK TECHNOLOGIES, INC.

TII is a proven technology leader specializing in providing the communications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line and home networking protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers' individual requirements.

Certain statements in this Report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company's actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: exposure to increases in the cost of the Company's products, including increases in the cost of the Company's petroleum-based plastic products; the Company's dependence for products and product components on Pacific Rim contract manufacturers, including on-time delivery, quality and exposure to changes in cost and changes in the valuation of the Chinese Yuan; dependence on, and ability to retain, its "as-ordered" general supply agreements with its largest three customers and win new contracts; continued dependence on the traditional copper-based Telco market which has been declining over the last several years due principally to the impact of alternate technologies and competition from multi-system operators; the ability of the Company to market and sell products to new markets beyond its principal market - the copper-based Telco market; the Company's ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market; the potential for the disruption of shipments as a result of, among other things, third party labor disputes and political unrest in or shipping disruptions from countries in which the Company's contract manufacturers produce the Company's products; weather and similar conditions, particularly the effect of hurricanes/typhoons on the Company's manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition in the Company's traditional Telco market and new markets the Company is seeking to penetrate; potential changes in customers' spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the Telco industry; dependence on third parties for product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the Company's ability to attract and retain technologically qualified personnel; the Company's ability to fulfill its growth strategies; the level of inventories maintained by the Company's customers; the Company's ability to maintain listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms.

                                   -- more --

                         -- STATISTICAL TABLES FOLLOW --

TII NETWORK TECHNOLOGIES, INC.
November 9, 2005
Page Three

                  TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          Three months ended
                                                         ----------------------
                                                       September 30, September 24,
                                                           2005          2004
                                                         --------      --------
                                                              (Unaudited)
Net sales                                                $ 11,033      $  6,952
Cost of sales                                               7,259         4,817
                                                         --------      --------

              Gross profit                                  3,774         2,135
                                                         --------      --------


Operating expenses:

         Selling, general and administrative                1,860         1,244
         Research and development                             378           291
                                                         --------      --------
              Total operating expenses                      2,238         1,535
                                                         --------      --------

              Operating income                              1,536           600

Interest expense                                               (2)           (2)
Interest income                                                33            14
Other expense                                                  (1)           (3)
                                                         --------      --------


Earnings before income taxes                                1,566           609

Provision for income taxes                                     49            12
                                                         --------      --------

Net earnings                                             $  1,517      $    597
                                                         ========      ========

Net earnings per common share:

     Basic                                               $    .12      $    .05
                                                         ========      ========

     Diluted                                             $    .12      $    .05
                                                         ========      ========


Weighted average common shares outstanding:

     Basic                                                 12,202        11,908
     Diluted                                               12,733        12,474

TII NETWORK TECHNOLOGIES, INC.
November 9, 2005
Page Four

                  TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   September 30,    June 24,
                                                                                       2005           2005
                                                                                     --------       --------
                                                                                           (Unaudited)
                                      ASSETS
Current Assets:
     Cash and cash equivalents                                                       $  4,717       $  4,529
     Accounts receivable, net of allowance for doubtful accounts of
        $100,000 at September 30, 2005 and June 24, 2005                                4,631          3,906
     Inventories                                                                        8,368          8,899
     Prepaid expenses and other current assets                                            402            404
                                                                                     --------       --------
         Total current assets                                                          18,118         17,738

Property, plant and equipment, net                                                      4,097          4,229
Other assets                                                                              173            182
                                                                                     --------       --------

TOTAL ASSETS                                                                         $ 22,388       $ 22,149
                                                                                     ========       ========


                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

      Accounts payable                                                               $  2,404       $  3,733
     Accrued liabilities                                                                1,573          1,563
                                                                                     --------       --------
         Total current liabilities                                                      3,977          5,296
                                                                                     --------       --------


Commitments and contingencies

Stockholders' Equity:

       Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
             Series D Junior Participating, no shares
             outstanding                                                                    -              -
       Common stock, par value $.01 per share; 30,000,000 shares
            authorized; 12,276,233 shares issued and 12,258,596 shares outstanding as of September 30, 2005; and 12,178,733 shares issued and
         12,161,096 shares outstanding as of June 24, 2005                                123            122
     Additional paid-in capital                                                        38,029         37,989
     Accumulated deficit                                                              (19,460)       (20,977)
                                                                                     --------       --------
                                                                                       18,692         17,134
     Less:  Treasury shares, at cost, 17,637 common shares at
                September 30, 2005 and June 24, 2005                                     (281)          (281)
                                                                                     --------       --------
             Total stockholders' equity                                                18,411         16,853
                                                                                     --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $ 22,388       $ 22,149
                                                                                     ========       ========



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